                                                                   EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    [TELFORD SADOVNICK, P.L.L.C. LETTERHEAD]

                                November 3, 2004

China Expert Technology, Inc.
Room 2703-4, Great Eagle Centre
23 Harbour Road
Wanchai, Hong Kong

Dear Sir or Madame:

                  We consent to the use, by incorporation by reference, in the Form S-8 Registration Statement under the Securities Act of 1933 of China Expert Technology, Inc. (a Nevada corporation) (Registrant) of our report dated February 27, 2004 on the balance sheets of the Registrant as of December 31, 2003, and the related statements of operations, shareholders' deficit and cash flows contained in the Registrant's annual report filed on Form 10-KSB for the year ended December 31, 2003.

/s/ Telford Sadovnick P.L.L.C.

Telford Sadovnick, P.L.L.C.
Certified Public Accountants
Bellingham, Washington


Date:  November 3, 2004